Exhibit 99.1

Red Robin Board of Directors Unanimously Rejects Unsolicited, Conditional Proposal from Vintage Capital

GREENWOOD VILLAGE, CO — September 5, 2019 — Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB) (“Red Robin” or the “Company”) today announced that its Board of Directors has unanimously rejected an unsolicited, conditional proposal made on July 18, 2019 by Vintage Capital Management, LLC (“Vintage”) to acquire all of the outstanding common shares of Red Robin for $40.00 per share.

Consistent with its fiduciary duties and in consultation with its legal and financial advisors, the Red Robin Board carefully reviewed and considered Vintage’s proposal. The Board unanimously determined that the proposal undervalues Red Robin and is not in the best interests of all shareholders, as the strategic plan currently being implemented by Red Robin positions the Company to deliver greater long-term value to its shareholders than Vintage’s proposal. In addition, the Board notes that the Vintage proposal is conditional and contains uncertainty with respect to likelihood of completion. The Board and management team also note that they appreciate the constructive dialogue with Vintage, and look forward to future engagement with Vintage and all of the Company’s shareholders as Red Robin continues to focus on driving shareholder value.

Red Robin’s strategic plan to restore the Company to sustainable growth and profitability is focused on five strategic priorities for 2019, including:

•                  Stabilizing dine-in revenue by reinforcing Red Robin’s compelling value proposition;

•                  Continuing to build the To-Go and Catering businesses;

•                  Improving the Guest experience and recapturing Red Robin’s known-for “Gift of Time” convenience;

•                  Implementing digital platforms and restaurant technology solutions; and

•                  Selectively refranchising and reassessing the Company’s real estate portfolio.

These initiatives are already delivering progress, as reported in the Company’s second quarter 2019 financial results on August 23, 2019. During the second quarter, Red Robin achieved its strongest comparable restaurant revenue in five quarters, as well as incremental improvement from the first quarter. The Company’s customer satisfaction scores are also continuing to rise, with restaurants in the top quartile generating positive Guest traffic and sales. In addition, as of the end of the second quarter, Manager staffing levels reached 99.4%, and hourly turnover outperformed casual dining industry averages.

The Company separately announced today the appointment of Paul J.B. Murphy III as President, Chief Executive Officer and a member of the Board, effective October 3, 2019. Mr. Murphy is a proven restaurant industry executive who brings more than 30 years of experience, a unique combination of operational and turnaround expertise, and an extensive track record of successfully executing business transformations. This follows the Company’s recent board changes, which included the addition of three new independent Board directors with substantial industry experience on August 6, 2019, and the announcement of three pending board member retirements.

The entire Red Robin Board and management team are laser-focused on executing the Company’s strategic plan to restore growth and improve profitability and will continue to act in the best interests of all shareholders. Additionally, the Board will continue to review the Company’s strategic priorities and assess all potential opportunities to create shareholder value.

Evercore is serving as financial advisor to Red Robin and Paul, Weiss, Rifkind, Wharton & Garrison LLP is serving as its legal counsel.

About Red Robin

Red Robin Gourmet Burgers, Inc. (www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., and under the trade name Red Robin Gourmet Burgers and Brews, is the Gourmet Burger Authority™, famous for serving more than two dozen craveable, high-quality burgers with Bottomless Steak Fries® in a fun environment welcoming to Guests of all ages. Whether a family dining with kids, adults grabbing a drink at the bar, or teens enjoying a meal, Red Robin offers an unparalleled experience for its Guests. In addition to its many burger offerings, Red Robin serves a wide variety of salads, soups, appetizers, entrees, desserts, and signature beverages. Red Robin offers a variety of options behind the bar, including its extensive selection of local and regional beers, and innovative adult beer shakes and cocktails, earning the restaurant a VIBE Vista Award for Best Beer Program in a Multi-Unit Chain Restaurant. There are more than 560 Red Robin restaurants across the United States and Canada, including locations operating under franchise agreements. Red Robin… YUMMM®! Connect with Red Robin on Facebook, Instagram, and Twitter.

Forward-Looking Statements

Forward-looking statements in this press release are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on assumptions believed by the Company to be reasonable and speak only as of the date on which such statements are made. Except as required by law, the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date, and cautions investors not to place undue reliance on any such forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements based on a number of factors, including but not limited to the following: the effectiveness of the Company’s strategic initiatives, including the effectiveness of the Company’s affordability, service improvement, technology, and off-site initiatives to drive traffic and sales; the ability to increase labor productivity through alternative labor models, and to train the Company’s workforce for service execution complexities related to growth of multiple revenue streams in the restaurant; the success of the Company’s refranchising efforts; and other risk factors described from time to time in the Company’s Form 10-K, Form 10-Q, and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission.

Contacts

For investor relations questions:
Raphael Gross, ICR
(203) 682-8253

For media questions:
Jim Golden / Tim Lynch / Aura Reinhard
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449